Exhibit 99.1

Senetek PLC Announces $1.76 Million Settlement from U.S.

International Trading Corporation

NAPA, Calif., November 10, 2004 / PRNewswire-FirstCall/ — Senetek PLC (OTC BB: SNTK -News), www.senetekplc.com., a healthcare technologies company focused on developing and co-marketing products for the anti-aging markets worldwide, announced it has reached an agreement to restructure a defaulted $2.3 million, six year amortizing note of U.S. International Trading Corporation, under which only $188,000 had been paid through July 2004, all allocated to interest income. Under the terms of the restructuring, Senetek has received $240,000 since August 1, 2004 and will receive additional payments totaling $1,120,000 before the end of 2004. Senetek has also received a $400,000, two and one half year, secured amortizing note bearing interest at 8% per annum. Under the terms of the agreement, if USITC fails to pay any of the $1,120,000 due in 2004 or misses any quarterly payment under the new $400,000 note, all of its obligations under the original $2.3 million note will be reinstated and subject to acceleration for non-performance.

The original note had been issued as part of the price for U.S. International Trading Corporation’s purchase of trademarks acquired by Senetek in 1995, which had been carried on Senetek’s balance sheet at no value. Since collection of the original note had been uncertain, no amounts had been taken into income pending payment and all payments received by Senetek will be recorded as interest income or gain from discontinued operations in the period received.

Frank J. Massino, Chairman and Chief Executive Officer of Senetek PLC, commented, “We are gratified that this situation has been resolved. This restructuring will generate $1,360,000 of cash in 2004, further strengthening Senetek’s balance sheet for investment in building the business, and all of this cash will drop to our bottom line in 2004 as gain on the transaction, as will payments on the $400,000 promissory note in 2005 through 2007.”

Visit Senetek PLC’s Web site at http://www.senetekplc.com.

Senetek PLC Investor Relations Contact:

1-707-226-3900 ext. 102

E-Mail: Pknopick@eandecommunications.com

Safe Harbor Statement:

This news release contains statements that may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act, including those that might imply that payments due under the settlement will be made. Forward-looking statements by their nature involve substantial uncertainty, and actual results may differ materially from those that might be suggested by such statements. Important factors identified by the Company that it believes could result in such material differences are described in the Company’s Annual Report on Form 10-K for the year 2003. However, the Company necessarily can give no assurance that it has identified or will identify all of the factors that may result in any particular forward-looking statement materially differing from actual results, and the Company assumes no obligation to correct or update any forward-looking statements which may prove to be inaccurate, whether as a result of new information, future events or otherwise.